Exhibit 10.12

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
BT VACCINE DEVELOPMENT AGREEMENT
     THIS BT VACCINE DEVELOPMENT AGREEMENT (this “Agreement”), effective as of November 23, 2004, (the “Effective Date”), by and between Emergent BioSolutions, Inc., a corporation organized and existing under the laws of the State of Delaware (“Emergent”), and the Health Protection Agency, a governmental agency organized and existing under the laws of England (“HPA”) (each of Emergent and HPA, a “Party”).
WITNESSETH :
     WHEREAS, Emergent, which is the parent company of BioPort Corporation, desires to develop one or more pharmaceutical products comprising toxoid components, which products are designed for the prevention or treatment of illness caused by C. botulinum toxin;
     WHEREAS, HPA has expertise, intellectual property and biological materials that would be useful in the development of such products;
     WHEREAS, Emergent desires to engage HPA to perform certain development activities with respect to such products, on the terms and conditions set forth below;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
Definitions
     Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:
     1.1 “AAA Rules” shall have the meaning set forth in Section 12.7.2.
     1.2 “Act” shall have the meaning set forth in Section 12.9.
     1.3 “Affiliate” shall mean, (a) with respect to Emergent, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Emergent, and (b) with respect to HPA, any Person that, directly or indirectly, through one or more intermediaries, is controlled by HPA. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, by application of applicable law, or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); provided that, if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.
     1.4 “Agreement” shall have the meaning set forth in the preamble hereto.
     1.5 “Applicable Law” shall mean all laws, rules, regulations applicable to the Exploitation of the Licensed Products, including any such rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time in the Territory.
     1.6 “BT License Agreement” shall mean that certain BT Vaccine License Agreement, of even date herewith, by and between the Parties, as amended from time to time in accordance with its terms.
     1.7 “BT Licensed Know-How” shall have the meaning set forth in the BT License Agreement.
     1.8 “BT Licensed Patents” shall have the meaning set forth in the BT License Agreement.
     1.9 “BT Licensed Technology” shall have the meaning set forth in the BT License Agreement.
     1.10 “Business Day” shall mean any day other than a Saturday, Sunday, any public holiday and any bank holiday in either the United States or England.
     1.11 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
     1.12 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.
     1.13 “Clinical Trials” shall mean, with respect to a Licensed Product, all tests and studies in patients that are required by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, for Regulatory Approval of such product.
     1.14 “Commercially Reasonable Efforts” shall mean, with respect to the development, Manufacture or commercialization of a Licensed Product, the level of efforts and resources customarily applied in the research-based pharmaceutical industry to a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a country-by-country basis for each Licensed Product.
     1.15 “Confidential Information” shall have the meaning set forth in Section 6.3.1.

     1.16 “Control” shall mean, with respect to any item of Information and Invention, Patent, Trademark or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Information and Invention, Patent, Trademark or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
     1.17 “Development Activities” shall mean (a) those tests, studies and other activities set forth in, or required to be conducted in order to obtain the information set forth in, the Development Plan; and (b) such other tests, studies and other activities with respect to the Licensed Product(s) as may be agreed to in writing from time to time by the Parties.
     1.18 “Development Budget” shall have the meaning set forth in Section 3.1.
     1.19 “Development Plan” shall mean the list and schedule of activities contained in Schedule 1.19, as may be amended by the parties from time to time in accordance with Section 12.17.
     1.20 “Development Program” shall mean the Development Activities carried out by the parties pursuant to this Agreement.
     1.21 “Development Program Term” shall have the meaning set forth in Section 2.10.2
     1.22 “Distribution Agreement” shall mean that certain Exclusive Distribution Agreement, of even date herewith, by and between the Parties, as amended from time to time in accordance with its terms
     1.23 “Dispute” shall have the meaning set forth in Section 12.7.1.
     1.24 “Drug Master File” shall mean any drug master file filed with the FDA with respect to any Licensed Product or any intermediate thereof, and any equivalent filing in other countries or regulatory jurisdictions.
     1.25 “Effective Date” shall mean the date of this Agreement as set forth in the preamble hereto.
     1.26 “Emergent” shall have the meaning set forth in the preamble hereto.
     1.27 “Emergent Beneficiaries” shall have the meaning set forth in Section 12.9.
     1.28 “Emergent Information” shall have the meaning set forth in Section 6.1.2.
     1.29 “Emergent Technology” shall mean any Information and Inventions owned or Controlled by Emergent during the term of this Agreement that are reasonably necessary for the performance by HPA of its designated Development Activities and as to which Emergent does not have royalty obligations to a Third Party.

     1.30 “Exploit” shall mean to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, store, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.
     1.31 “Exploitation” shall mean the making, having made, importation, use, sale, offering for sale or disposition of a product or process, including the research, development, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, import, export, transport, distribution, promotion or marketing of a product or process.
     1.32 “Facility” shall mean the vaccine production unit within HPA’s pharmaceutical production center located at Porton Down, Salisbury, Wilshire, England, at which HPA shall conduct the Development Activities designated for HPA, or such other facilities as the Parties may mutually agree in writing.
     1.33 “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
     1.34 “FFDCA” shall mean the United States Federal Food Drug and Cosmetic Act, as amended from time to time.
     1.35 “Field” shall mean the prevention or treatment of illness in humans caused by C. botulinum toxin.
     1.36 “GAAP” shall mean United States generally accepted accounting principles, consistently applied.
     1.37 “Good Manufacturing Practices” shall mean the current good manufacturing practices applicable from time to time to the Manufacturing of any Licensed Product or any intermediate thereof pursuant to Applicable Law.
     1.38 “HPA” shall have the meaning set forth in the preamble.
     1.39 “Improvement” shall mean any modification, variation or revision to a compound, product or technology or any discovery, technology, device, process or formulation related to such compound, product or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, Manufacture (including any manufacturing process), ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such compound, product or technology, any discovery or development of any new or expanded indications for such compound, product or technology, or any discovery or development that improves the stability, safety or efficacy of such compound, product or technology.
     1.40 “IND” shall mean an investigational new drug application filed with the FDA for authorization to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.
     1.41 “Indemnification Claim Notice” shall have the meaning set forth in Section 8.3.1.

     1.42 “Indemnified Party” shall have the meaning set forth in Section 8.3.1.
     1.43 “Information and Inventions” shall mean all technical, scientific and other know-how, show-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer software, apparatuses, specifications, data, cell lines, seed stock and other biological materials, pre-clinical and clinical trial results, Manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable), but excluding the Regulatory Documentation.
     1.44 “Joint Inventions” shall mean any and all Information and Inventions that are (a) first conceived, discovered, developed or otherwise made jointly, as necessary to establish joint authorship, inventorship or ownership under applicable copyright or patent law, as the case may be, by or on behalf of, on the one hand, HPA or any of its Affiliates or their respective employees and agents, and, on the other hand, Emergent or any of its Affiliates or their respective employees and agents, during the term of this Agreement; (b) first conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under applicable copyright or patent law, as the case may be, by or on behalf of Emergent, its Affiliates or any of their respective employees and agents, either alone or jointly with a Third Party(ies), during the term of this Agreement, in connection with or arising from the Development Activities; or (c) first conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under applicable copyright or patent law, as the case may be, by or on behalf of, HPA, its Affiliates or any of their respective employees and agents, either alone or jointly with a Third Party(ies), during the term of this Agreement, in connection with or arising from the Development Activities.
     1.45 “Joint Know-How” shall mean all Information and Inventions, to the extent not generally known, that are included in the Joint Inventions, but excluding any Information and Inventions to the extent claimed or covered by the Joint Patents.
     1.46 “Joint Patents” shall mean any Patents to the extent that such Patents claim or cover Joint Inventions.
     1.47 “Joint Technology” shall mean, collectively, the Joint Patents and the Joint Know-How.
     1.48 “Key Personnel” shall have the meaning set forth in Section 2.3.
     1.49 “Licensed Product” shall mean a pharmaceutical product that (a) comprises one or more toxoid components that acts to stimulate an immune response, (b) is developed pursuant to this Agreement for use in the Field, and (c) comprises, is comprised of (in whole or in part), or is Exploited using, BT Licensed Technology.
     1.50 “Losses” shall have the meaning set forth in Section 8.1.

     1.51 “Manufacture” and “Manufacturing” shall mean, with respect to a product or compound, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product or compound.
     1.52 “Marketing Authorization” shall mean a New Drug Application or Biologics License Application, each as defined in the FFDCA, and the regulations promulgated thereunder, and any corresponding foreign application, registration or certification, necessary or reasonably useful to market a Licensed Product in the Territory, but not including pricing and reimbursement approvals.
     1.53 “Master Services Agreement” shall mean that certain Master Services Agreement, dated as of March 17, 2004, by and between HPA and BioPort Corporation, an Affiliate of Emergent.
     1.54 “Minimum Commitment” shall have the meaning set forth in Section 3.4.
     1.55 “Party” shall have the meaning set forth in the preamble hereto.
     1.56 “Patents” shall mean (a) all patents and patent applications, (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent application, and (c) any foreign or international equivalent of any of the foregoing.
     1.57 “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government (whether or not having a separate legal personality).
     1.58 “rBOT Development Agreement” shall mean that certain rBOT Vaccine Development Agreement, of even date herewith, by and between the Parties, as amended from time to time in accordance with its terms.
     1.59 “rBOT License Agreement” shall mean that certain rBOT Vaccine License Agreement, of even date herewith, by and between the Parties, as amended from time to time in accordance with its terms.
     1.60 “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), governmental licenses, registrations or authorizations of any Regulatory Authority, necessary for the Exploitation of the Licensed Product(s) in a country in the Territory, including any (a) approval of any Licensed Product (including any INDs, Marketing Authorizations and supplements and amendments thereto); (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.
     1.61 “Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus,

commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Product(s) in the Territory, but excluding HPA acting in its capacity as a Party.
     1.62 “Regulatory Documentation” shall mean all applications, registrations, governmental licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to any Licensed Product, and all data contained in any of the foregoing, including all INDs, Marketing Authorizations, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files and Manufacturing records (including Manufacturing records maintained pursuant to Section 2.9.3 and any Drug Master Files prepared and filed by HPA).
     1.63 “Retained Rights” shall have the meaning set forth in Section 5.3.
     1.64 “Territory” shall mean all of the countries in the world.
     1.65 “Third Party” shall mean any Person other than Emergent, HPA and their respective Affiliates.
     1.66 “Third Party Claim” shall have the meaning set forth in Section 8.3.2.
     1.67 “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol.
     1.68 “U.K. Public Entity” shall mean any national, local, regional or provincial governmental agency in the United Kingdom, including any component of the National Health Service.
     1.69 “Vaccine Product” shall mean any pharmaceutical product containing one or more immunomodulators that acts to stimulate an immune response and is intended for the prevention or treatment of disease in humans.
ARTICLE II
Development Program
     2.1 In General. HPA shall perform, or cause to be performed, the Development Activities designated for HPA in the Development Plan, in accordance with the terms and conditions of this Agreement, including the Development Budget. The goal of the Development Plan shall be to develop one or more Licensed Products in accordance with this Agreement.
     2.2 Conduct of Development Program. HPA shall conduct the Development Program (a) in good scientific manner, and in compliance in all material respects with all requirements of Applicable Law and agreed laboratory practices, and (b) using Commercially Reasonable Efforts to complete its designated Development Activities efficiently and expeditiously, in accordance with the schedule set forth in the Development Plan and in compliance with the Development Budget.
     2.3 Key Personnel. The Development Activities shall be conducted by each Party under the direction and supervision of one ore more scientists designated by such Party. The Parties shall also designate principal contacts with respect to the Development Program. HPA’s scientific and technical personnel considered by Emergent to be central to the conduct of the Development Activities by HPA (the “Key Personnel”) are listed on Schedule 2.3. HPA shall not substitute other persons for the Key Personnel or otherwise materially reduce the time commitment of any Key Personnel to the Development Program below the level listed for such Key Personnel in Schedule 2.3 without the prior written approval of Emergent, which approval shall not be unreasonably withheld.
     2.4 Coordination.
          2.4.1 Consultation. During the Development Program Term, the primary contacts designated by the Parties shall discuss with each other the conduct and progress of the Development Program, by telephone or in person, not less frequently than weekly. Such discussions shall cover the status of the Development Activities, review relevant results and data, consider technical and other issues that have arisen, and review and advise on any scientific and budgetary matters relating to the Development Program.
          2.4.2 Facility Visits. Emergent may arrange for a reasonable number of its employees and/or consultants to visit the Facility, at mutually agreed times, for the purpose of observing such Facility and meeting to discuss the Development Program work and its results with the employees of HPA.
          2.4.3 Oversight and Technology Transfer. The Parties shall use good faith efforts to agree upon, in writing, suitable arrangements whereby (a) Emergent personnel can provide reasonable oversight of the Development Activities, and (b) Emergent personnel will be provided timely access to Key Personnel so as to fully understand the progress being achieved in the Development Program and to enable the prompt and effective transfer of technology from HPA to Emergent as contemplated by this Agreement.
     2.5 Information Disclosure; Supply of Resources.
          2.5.1 Information Disclosure. HPA shall, and shall cause its Affiliates to, disclose and make available to Emergent, in whatever form Emergent may reasonably request, (a) all Regulatory Documentation under the Control of HPA or its Affiliates, (b) all BT Licensed Know-How (subject, in the case of the After-Acquired HPA Know-How (as defined in the BT License Agreement), to the rights of any Third Parties therein), (c) all Joint Know-How (to the extent not known to Emergent), (d) any other Information and Inventions claimed or covered by any BT Licensed Patents or Joint Patents (to the extent not known to Emergent) or otherwise relating, directly or indirectly, to the Licensed Product(s), and (e) any and all Improvements thereto under the Control of HPA or its Affiliates, promptly after the Effective Date, and thereafter immediately upon the earlier of the conception, discovery, development, or making of such Regulatory Documentation, BT Licensed Know-How, Joint Know-How or other

Information and Inventions or Improvements; provided, however, that Emergent shall reimburse HPA for any reasonable and verifiable direct out-of-pocket costs and expenses incurred by HPA in making such disclosures, to the extent not covered in the Development Budget. Emergent may use such Regulatory Documentation and Information and Inventions solely in the exercise of its rights under the licenses granted to Emergent by HPA in Section 5.1 and in the BT License Agreement.
          2.5.2 Supply of Resources. Subject to Emergent’s payment obligations with respect to the Development Program pursuant to Section 3.1, HPA shall dedicate to the performance of the Development Activities, and make available to Emergent upon Emergent’s request, at no cost to Emergent other than the costs provided for in the Development Budget, such (a) equipment, (b) quantities of cell lines, seed stocks, compounds, components (toxoid and otherwise) and other biological materials, and (c) other resources (including scientific, clinical, medical, regulatory, Manufacturing and other personnel), in each case as are reasonably necessary for the performance of the Development Activities; provided, however, that HPA’s obligations under this Section 2.5.2 shall not include any obligation to provide to Emergent a commercial supply of Licensed Products.
     2.6 Communications with Regulatory Authorities. Subject to the obligation of HPA to respond to any inspection or investigation by governmental or Regulatory Authorities in accordance with Section 2.8, Emergent shall have the sole right, in its sole discretion, to conduct all communications with the Regulatory Authorities with regard to the Development Activities; provided, however, that HPA in conjunction with Emergent may communicate with the governmental health and safety authorities in the United Kingdom with regard to its activities pursuant to this Agreement.
     2.7 Records and Reports.
          2.7.1 Records. HPA shall maintain records in good scientific manner and in sufficient detail for patent and regulatory purposes, and in compliance with Applicable Law, fully and properly documenting all work done and results achieved in the performance of the Development Program. Such records shall be retained by HPA for at least three (3) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. Upon request, HPA shall provide copies of the records it has maintained pursuant to this Section 2.7.1 to Emergent.
          2.7.2 Copies and Inspection of Records. Emergent shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of HPA maintained pursuant to Section 2.7.1. Emergent shall maintain such HPA records and the information disclosed therein in confidence in accordance with Article VI.
          2.7.3 Quarterly Reports. Within thirty (30) days following the end of each Calendar Quarter during which Development Program activities are being performed, HPA shall provide to Emergent a written progress report which shall describe the work performed to date on the Development Program, evaluate the work performed in relation to the goals of the Development Program and in relation to the Development Budget, and provide such other information as may be required by the Development Plan or reasonably requested by Emergent relating to the Development Program.
     2.8 Regulatory Inspections. If any governmental or Regulatory Authority (a) contacts HPA, any of its scientific staff or any other person performing Development Activities on HPA’s behalf, with respect to the Development Activities, (b) conducts, or gives notice of its intent to conduct, an inspection at any facility of HPA used in the performance of its obligations hereunder, or (c) takes, or gives notice of its intent to take, any other regulatory action alleging improper or inadequate research practices (including the issuance of a “Notice of Inspectional Observations,” “Warning Letter” or the equivalent) with respect to any activity of HPA, any of its scientific staff or any other person performing Development Activities on HPA’s behalf, whether or not in connection with the services provided under this Agreement, HPA shall notify Emergent with five (5) Business Days of such contact or notice, or sooner if necessary to permit Emergent to be present at, or otherwise participate in, any such inspection or regulatory action with respect to the Development Activities, and shall supply Emergent with all information pertinent thereto. Emergent shall have the right to be present at and to participate in any such inspection or regulatory action with respect to the Development Activities. HPA shall provide Emergent with copies of all documentation issued by any governmental or Regulatory Authority in connection with such inspection or regulatory action and any response thereto proposed by HPA. No such responses shall contain any false or misleading information, or omit any information necessary to make such response not false or misleading, with respect to the Development Activities of HPA.
     2.9 Clinical Trials.
          2.9.1 Emergent’s Rights. Emergent shall have the exclusive right, in its sole discretion, to initiate and conduct any and all Clinical Trials with respect to the Licensed Products, except for such Clinical Trials as HPA may conduct in the exercise of the Retained Rights.
          2.9.2 Supply; Drug Master Files. In accordance with the Development Plan (including the product specifications and other requirements set out therein), HPA shall provide Emergent with clinical supplies of Licensed Products for any Clinical Trials that Emergent may conduct, in such quantities and at such times as Emergent shall reasonably request. HPA shall prepare and file with the FDA and such other Regulatory Authorities as Emergent may from time to time designate in writing, Drug Master Files with respect to any Licensed Product or any intermediate thereof manufactured or supplied to Emergent by or on behalf of HPA hereunder. HPA shall maintain each such Drug Master File during the Development Program Term in accordance with all Applicable Law and the Development Plan, including by filing any necessary amendments or modifications thereto. HPA shall provide to Emergent a copy of each such Drug Master File, including any amendments or modifications thereto.
          2.9.3 Manufacturing Records. HPA shall maintain, or cause to be maintained, (a) all records necessary to comply with all Applicable Law relating to the Manufacture of the Licensed Products by HPA, (b) all Manufacturing records, standard operating procedures, equipment log books, batch records, laboratory notebooks and all raw data relating to the Manufacturing of Licensed Products hereunder, and (c) such other records as Emergent may reasonably require to ensure compliance by HPA with the terms hereof. All such material shall be maintained for such period as may be required by Applicable Law or for such longer period as Emergent may reasonably require; provided, however, that all records relating to the Manufacturing, stability and quality control of each batch of Licensed Product shall be retained until at least the first (1st) anniversary of the end of the approved shelf life for all Licensed Product from such batch.
     2.10 Development Program Term. Except as otherwise provided herein, the term of the Development Program shall commence on the Effective Date and continue until the second (2nd) anniversary thereof (the “Development Program Term”). The Parties may extend the term of the Development Program, and, as appropriate, amend the Development Plan and the Development Budget, by written mutual agreement.
     2.11 Rights; Subcontracting. Any and all rights of Emergent under this Article II are intended, and shall be construed, to benefit such of its Affiliates and sublicensees as and to the extent Emergent may, from time to time, designate. Emergent shall have the right to satisfy any or all of its obligations under this Article II through one or more of its Affiliates or subcontractors. HPA may subcontract one or more of its obligations hereunder, with the prior written consent of Emergent, which may be granted or withheld in the sole and absolute discretion of Emergent.
     2.12 Future Cooperation. The Parties acknowledge that it is their mutual intent to work together where practicable on other projects in the Field, and that Emergent afford HPA a right of first negotiation with respect to those research and development activities in the Field that Emergent shall decide, in its sole discretion, to subcontract.
ARTICLE III
Development Funding
     3.1 Emergent’s Obligations. In consideration of HPA’s performance of its designated Development Activities, Emergent shall pay HPA the amounts set forth on Schedule 3.1 with respect to such Development Activities (the “Development Budget”). Without limitation of the foregoing, the rate HPA charges Emergent for its employee costs incurred in the performance of the Development Activities shall be no greater than the standard rate per full-time equivalent (FTE) that HPA charges to its largest non-governmental customers. To the extent that this Agreement imposes obligations (other than payment obligations or customary administrative obligations) on HPA that are (i) not budgeted for in the Development Budget or covered in HPA’s standard overhead charges and (ii) not expressly required to be performed at HPA’s expense or at no cost to Emergent, then HPA shall promptly notify Emergent of the obligation and provide Emergent with its budget to perform such obligation based on rates no less favorable than those charged by HPA to its largest non-governmental customers. Emergent may elect in its sole discretion either to waive performance of the obligation or to pay HPA for the performance thereof under the agreed-upon budget.
     3.2 Invoices and Payments. Within thirty (30) days after the end of each Calendar Quarter, HPA shall invoice Emergent for the amounts payable by Emergent pursuant to Section 3.1 for such Calendar Quarter, which invoice shall be accompanied by reasonable documentation thereof. HPA shall promptly furnish Emergent with such other information in support of such invoice as Emergent may reasonably request. Each invoice shall be payable to HPA within thirty (30) days after receipt by Emergent of such invoice and supporting documentation and information. Any delinquent payments shall accrue interest from the date on which payment was due, at the prime rate, as published in The Wall Street Journal, Eastern United States Edition, on the last Business Day preceding such date.
     3.3 Books and Records. HPA shall maintain complete and accurate books, records and accounts that, in reasonable detail, fairly reflect any reimbursable Development Program costs and expenses incurred by it or its Affiliates in conformity with GAAP. HPA shall retain such books, records and accounts until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. Emergent shall have the right to review and audit such books, records and accounts in accordance with Article IV. Further, in the event that any amounts payable by Emergent hereunder shall be funded by one or more grants from the United States Government to Emergent, HPA agrees to comply with any and all terms and conditions of such grants.
     3.4 Minimum Commitment of Emergent. Emergent agrees that on or prior to the second (2nd) anniversary of the Effective Date, it and its Affiliates shall expend an aggregate amount of at least [**] dollars ($[**]) in support of the Development Activities (the “Minimum Commitment”); provided, however, that any amounts paid by Emergent pursuant to Section 3.1 and any amounts expended by Emergent or any of its Affiliates pursuant to the Master Services Agreement prior to or during such two (2) year period, shall be credited toward such Minimum Commitment in satisfaction of Emergent’s obligations under this Section 3.4. Any failure by Emergent to satisfy the Minimum Commitment obligation shall not be deemed to be a breach of this Agreement and HPA’s sole remedy in the event of such failure shall be to terminate this Agreement after such second (2nd) anniversary in accordance with Section 11.3.
ARTICLE IV
Audits
     4.1 Audit. In the event that the Parties mutually agree that HPA will undertake to perform services on behalf of Emergent pursuant to this Agreement on a cost or cost-plus reimbursement basis, then the provisions of this Section 4.1 shall apply. Upon the written request of Emergent and not more than once in each Calendar Year, HPA shall permit an independent certified public accounting firm of internationally recognized standing selected by Emergent, and reasonably acceptable to HPA, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of HPA as may be reasonably necessary to verify the accuracy of the calculation of any amounts payable by Emergent hereunder, for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to HPA and Emergent only whether the financial statements and any related invoices are correct or incorrect and the specific details concerning any discrepancies. If such accounting firm concludes that Emergent has overpaid HPA during such period, HPA shall reimburse Emergent for the difference between the amount actually owed, as determined by the accounting firm, and the amount actually paid by Emergent, with interest from the date originally due at the prime rate, as published in The Wall Street

Journal, Eastern United States Edition, on the last Business Day preceding such date, within thirty (30) days after the date on which such accounting firm’s written report is delivered to HPA. If such accounting firm concludes that Emergent has underpaid HPA during such period, Emergent shall pay such difference to HPA within thirty (30) days after the date of delivery of such report. If, and only if, the amount of the overpayment is greater than five percent (5%) of the total actual amount owed as determined by the accounting firm, HPA shall bear all costs related to such audit. In all other circumstances, Emergent shall bear the cost of such audit.
     4.2 Confidentiality. Emergent shall treat all information subject to review under this Article IV in accordance with the confidentiality provisions of Article VI and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with HPA obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.
ARTICLE V
License Grants and Assignments
     5.1 Grants to Emergent. HPA hereby grants to Emergent and its Affiliates, and shall cause HPA’s Affiliates to grant to Emergent and its Affiliates:
          (a) an exclusive (even with regard to HPA and its Affiliates), perpetual and irrevocable (in each case subject to the provisions of Article XI), royalty-free license, with the right to grant sublicenses (through multiple tiers of sublicensees), under HPA’s and its Affiliates’ rights, title, and interest in and to the Joint Technology, to Exploit Vaccine Products and any and all Improvements thereto in the Field in the Territory (other than to make, have made, and use Vaccine Products and any and all Improvements thereto in the United Kingdom and to sell or otherwise distribute Vaccine Products and any and all Improvements thereto in the United Kingdom to meet the requirements of any U.K. Public Entity (including sales to hospitals, clinics and other similar health care organizations that purchase Licensed Products for the purpose of supplying such Licensed Products to or for the National Health Service));
          (b) an exclusive (even with regard to HPA and its Affiliates), perpetual and irrevocable (in each case subject to the provisions of Article XI), royalty-free license and right of reference, with the right to grant sublicenses (through multiple tiers of sublicensees), under HPA’s and its Affiliates’ rights, title and interest in and to the Regulatory Documentation, to the extent not assigned to Emergent and its Affiliates pursuant to Section 5.4 or the BT License Agreement), to Exploit Vaccine Products and any and all Improvements thereto in the Territory for any purpose whatsoever (other than to make, have made, and use Vaccine Products and any and all Improvements thereto in the United Kingdom and to sell or otherwise distribute Vaccine Products and any and all Improvements thereto in the United Kingdom to meet the requirements of any U.K. Public Entity (including sales to hospitals, clinics and other similar health care organizations that purchase Licensed Products for the purpose of supplying such Licensed Products to or for the National Health Service)); and
          (c) a non-exclusive, perpetual and irrevocable (in each case subject to the provisions of Article XI), royalty-free license, with right to grant sublicenses (through multiple tiers of sublicensees), under HPA’s and its Affiliates’ rights, title, and interest in and to the

Regulatory Documentation, to the extent not assigned to Emergent and its Affiliates pursuant to Section 5.4 or the BT License Agreement), to make, have made, and use Vaccine Products and any and all Improvements thereto in the United Kingdom and to sell or otherwise distribute Vaccine Products and any and all Improvements thereto in the United Kingdom to meet the requirements of any U.K. Public Entity (including sales to hospitals, clinics and other similar health care organizations that purchase Licensed Products for the purpose of supplying such Licensed Products to or for the National Health Service).
     5.2 Grant to HPA.
          (a) Subject to the provisions of Article XI, Emergent hereby grants to HPA (but not its Affiliates) a nonexclusive, royalty-free license and right of reference (without the right to grant sublicenses) under all of Emergent’s rights, title and interest in and to the Emergent Technology solely for use in the performance by HPA of its designated Development Activities.
          (b) HPA and its Affiliates shall have no right, express or implied, to the Emergent Technology in or outside the Field except as expressly provided in this Agreement (including Section 5.2(a)) or in a separate written agreement between Emergent, on the one hand, and HPA and/or its Affiliate(s), on the other hand. All rights of Emergent and its Affiliates in and to the Emergent Technology that are not expressly granted to HPA in this Agreement are retained by Emergent and its Affiliates.
     5.3 HPA’s Retained Rights. Subject to the provisions of Article XI, HPA hereby retains the right under all of HPA’s and its Affiliates’ rights, title and interest in and to the Joint Technology and the Regulatory Documentation, to the extent not assigned to Emergent and its Affiliates pursuant to Section 5.4 or the BT License Agreement, to make, have made, and use Vaccine Products and any and all Improvements thereto in the United Kingdom and to sell or otherwise distribute Vaccine Products and any and all Improvements thereto in the United Kingdom to meet the requirements of any U.K. Public Entity (including sales to hospitals, clinics and other similar health care organizations that purchase Licensed Products for the purpose of supplying such Licensed Products to or for the National Health Service) (collectively, the “Retained Rights”). HPA shall not, and shall cause its Affiliates not to, assign, sell or otherwise transfer, or grant any license or right of reference under, any of the Retained Rights to any Affiliate of HPA or any Third Party.
     5.4 Assignment of Regulatory Documentation. HPA hereby assigns to Emergent, and shall cause its Affiliates to assign to Emergent, all of HPA’s and its Affiliates’ rights, title and interest in and to all Regulatory Documentation, including, to the extent permitted by Applicable law, all Regulatory Approvals, Controlled by HPA or its Affiliates as of the Effective Date and from time to time during the term of this Agreement; provided, however, that HPA shall not be required to assign any Regulatory Documentation that it may develop, at its expense, solely in connection with the exercise of the Retained Rights. HPA shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such agreements, documents and instruments, as may be necessary under, or as Emergent may reasonably request in connection with, or to carry out more effectively, the purposes of this Section 5.4.

ARTICLE VI
Confidentiality and Nondisclosure
     6.1 Confidentiality Obligations.
          6.1.1 General Obligations. Except as provided herein, the Parties agree that, during the term of this Agreement and for five (5) years after this Agreement’s expiration or termination pursuant to Article XI, each Party shall hold in strict confidence and shall not publish or otherwise disclose, directly or indirectly, to any Person (other than employees, Affiliates, legal counsel, consultants, auditors and advisors who, except in the case of legal counsel, are bound in writing by confidentiality and non-use obligations no less onerous than those set forth herein) any Confidential Information of the other Party. During such period, a Party (and its Affiliates) shall not use for any purpose, directly or indirectly, Confidential Information of the other Party or its Affiliates furnished or otherwise made known to it, except as permitted hereunder.
          6.1.2 Additional HPA Obligations. HPA recognizes that by reason of Emergent’s status as an exclusive licensee pursuant to this Agreement and the BT License Agreement, Emergent has an interest in HPA’s retention in confidence of certain information of HPA. Accordingly, HPA shall, and shall cause its Affiliates, officers, directors, employees and agents to, hold in strict confidence, and not publish or otherwise disclose, and not use directly or indirectly for any purpose, any information relating to the Licensed Product(s) or the Regulatory Documentation, including the Regulatory Approvals (collectively, the “Emergent Information”), except to the extent that (a) the Emergent Information is in the public domain through no fault of HPA, its Affiliates, or any of their respective officers, directors, employees or agents, or (b) such disclosure is reasonably necessary for the performance of HPA’s obligations hereunder or the exercise of the Retained Rights, provided that any Third Party to which HPA proposes to disclose any Emergent Information is bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article VI. For clarification, the disclosure by HPA to Emergent or by Emergent to HPA of Emergent Information shall not cause such information to cease to be subject to the confidentiality provisions of this Section 6.1.2.
     6.2 Permitted Disclosures. Each Party may disclose Confidential Information or Emergent Confidential Information to the extent that such disclosure is:
          (a) Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that the receiving Party shall first have given notice to the disclosing Party and, insofar as permitted by applicable law, given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

          (b) Otherwise required by law, in the opinion of legal counsel to the receiving Party as expressed in an opinion letter in form and substance reasonably satisfactory to the disclosing Party, which shall be provided to the disclosing Party at least two (2) Business Days prior to the receiving Party’s disclosure of the Confidential Information pursuant to this Section 6.2(b);
          (c) Made by the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;
          (d) Made by Emergent to existing or potential acquirers or merger candidates; existing or potential pharmaceutical collaborators; investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article VI;
          (e) Made by HPA to potential investors in any spin-off entity to which HPA intends to transfer its business relating to the Development Program and the Exploitation of Licensed Products and HPA Products (as defined in the BT License Agreement), each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article VI; or
          (f) Made by Emergent or its Affiliates or sublicensees to Third Parties as may be necessary or reasonably useful in connection with the Exploitation of any Licensed Product, including subcontracting and sublicensing transactions in connection therewith.
     6.3 Confidential Information.
          6.3.1 Defined. “Confidential Information” of a Party shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of such Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. For the avoidance of doubt, Confidential Information shall be deemed to include any and all information provided by one Party to the other Party relating to Licensed Products, and the terms of this Agreement.
          6.3.2 Exclusions. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information with respect to the receiving Party for purposes of this Agreement if such information or know-how: (a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure to, or, with respect to know-how, discovery or development by, such receiving Party; (b) was generally available or known, or was otherwise part of the public domain, at the time of its disclosure to, or, with respect to know-how, discovery or development by, such receiving Party; (c) became generally available or known, or otherwise became part of the public domain, after its disclosure to, or, with respect to know-how, discovery or development by, such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that Controls such information and know-how not to disclose such information or know-how to others; or (e) was independently discovered or developed by such receiving Party or its Affiliates, as evidenced by their written records, without the use of Confidential Information belonging to the Party that Controls such information and know-how.
          Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.
     6.4 Use of Name. Neither Party shall mention or otherwise use the name, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law.
     6.5 Press Releases; Publication. Each Party shall have the right to issue press releases and to make other public disclosures, presentations or publications with respect to this Agreement; provided, however, that no such press release or other public disclosure, presentation or publication shall disclose any Confidential Information of the other Party without the prior written consent of such other Party; and, provided further, that neither HPA nor any of its Affiliates, officers, directors, employees or agents shall be permitted to issue any press release or make any other public disclosure, presentation or publication regarding any information, data or results pertaining to or resulting from the Emergent Information, without the prior written consent of Emergent. HPA agrees to acknowledge Emergent in all such publications or other public disclosures by coauthorship or acknowledgement, as appropriate according to customary practice for such research publications and disclosures.
     6.6 Equitable Relief. Each Party acknowledges and agrees that breach of any of the terms of this Article VI would cause irreparable harm and damage to the other Party and that such damage may not be ascertainable in money damages and that as a result thereof the non-breaching Party would be entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching Party without the necessity of proving actual damages. Such right to equitable relief is in addition to whatever remedies either Party may be entitled to as a matter of law or equity, including money damages, which other remedies are subject to Section 12.7.

ARTICLE VII
Payments
          All payments to be made by a Party to the other Party under this Agreement shall be made in United States dollars and may be paid by check made to the order of the receiving party or bank wire transfer in immediately available funds to such bank account designated in writing by the receiving Party from time to time. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on the receiving Party, which shall be for the account of such Party), fees or charges, to the extent applicable. With respect to payments in currencies other than United States dollars, payments shall be calculated based on currency exchange rates for the month in which the invoice is received. For each month and each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates for such month listed in The Wall Street Journal, Eastern United States Edition, or, if not so available, as otherwise agreed by the Parties. Any delinquent payments shall accrue interest from the date on which payment was due, at the prime rate, as published in The Wall Street Journal, Eastern United States Edition, on the last Business Day preceding such date.
ARTICLE VIII
Indemnity
     8.1 Indemnification of Emergent. Subject to Sections 8.3 and 8.4(b), HPA shall indemnify Emergent, its Affiliates and its and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all suits, investigations, claims or demands (collectively, “Losses”) arising from or occurring as a result of (a) any material breach by HPA of this Agreement, (b) any gross negligence or willful misconduct of HPA, its Affiliates or its other permitted subcontractors in performing HPA’s obligations under this Agreement, or (c) the Manufacture of the Licensed Products by HPA pursuant to Section 2.9.2, except for those Losses for which Emergent has an obligation to indemnify HPA pursuant to Section 8.2, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses.
     8.2 Indemnification of HPA. Subject to Sections 8.3 and 8.4(b), Emergent shall indemnify HPA, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of (a) any material breach by Emergent of this Agreement, or (b) the gross negligence or willful misconduct of Emergent, its Affiliates or its other subcontractors in performing Emergent’s obligations under this Agreement, except for those Losses for which HPA has an obligation to indemnify Emergent and its Affiliates pursuant to Section 8.1, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses.
     8.3 Indemnification Procedure.
          8.3.1 Notice of Claim. The indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section

8.1 or Section 8.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”).
          8.3.2 Third Party Claims. The obligations of an indemnifying Party under this Article VIII with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Sections 8.1 or 8.2 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:
          (a) Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Person seeking indemnification in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any such claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other indemnified party for any legal expenses subsequently incurred by such indemnified party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such indemnified Party.
          (b) Right to Participate in Defense. Without limiting Section 8.3.2(a), any indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing or (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.3.2(a) (in which case the Indemnified Party shall control the defense).
          (c) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.3.2(a), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.
          (d) Cooperation. Regardless of whether the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other indemnified party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.
          (e) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
     8.4 Limitation of Liability.
          (a) SUBJECT TO SECTIONS 8.1 AND 8.2, AND EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NONE OF EMERGENT, HPA OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS, MILESTONES OR ROYALTIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR (B) THE DEVELOPMENT, USE OR SALE OF ANY PRODUCT DEVELOPED HEREUNDER; PROVIDED, HOWEVER, THAT THE

FOREGOING LIMITATIONS SHALL NOT APPLY TO ANY LIABILITY OF HPA OR ITS AFFILIATES RESULTING FROM THE MANUFACTURE AND SUPPLY OF LICENSED PRODUCTS OR OTHERWISE RELATING TO SECTIONS 2.9 AND 9.3(f). NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS ATTEMPTING TO EXCLUDE OR LIMIT THE LIABILITY OF EITHER OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES (A) FOR DEATH OR PERSONAL INJURY CAUSED BY THE NEGLIGENCE OF EITHER OF THE PARTIES, THEIR RESPECTIVE AFFILIATES, OR OF THE OFFICERS, EMPLOYEES OR AGENTS OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES, (B) FOR FRAUD OR FRAUDULENT MISREPRESENTATION OR (C) FOR ANY MATTER IN RESPECT OF WHICH IT WOULD BE ILLEGAL FOR EITHER PARTY TO EXCLUDE OR ATTEMPT TO EXCLUDE ITS LIABILITY.
          (b) SUBJECT TO THE PRECEDING SENTENCE, BUT NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL THE COMBINED AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT, TAKEN TOGETHER WITH SUCH PARTY’S AGGREGATE LIABILITY UNDER THE BT LICENSE AGREEMENT, THE rBOT LICENSE AGREEMENT, THE rBOT DEVELOPMENT AGREEMENT AND THE DISTRIBUTION AGREEMENT, EXCEED THE COMBINED AGGREGATE AMOUNTS PAID BY EMERGENT TO HPA, WHETHER AS LUMP SUMS OR PERIODIC PAYMENTS OF ROYALTIES OR SUBLICENSE INCOME, UNDER THIS AGREEMENT, THE BT LICENSE AGREEMENT, THE rBOT LICENSE AGREEMENT, THE rBOT DEVELOPMENT AGREEMENT AND THE DISTRIBUTION AGREEMENT (THE “AGGREGATE AMOUNT”); PROVIDED, HOWEVER, THAT IN THE EVENT THAT EITHER PARTY (THE “LIABLE PARTY”) SHALL BECOME LIABLE TO THE OTHER PARTY HEREUNDER OR THEREUNDER FOR AN AMOUNT (THE “TOTAL LIABILITY”) LARGER THAN THE AGGREGATE AMOUNT CALCULATED AS OF THE DATE THAT THE TOTAL LIABILITY BECAME DUE AND PAYABLE, THE LIABLE PARTY SHALL PROMPTLY PAY SUCH OTHER PARTY A LUMP SUM EQUAL TO THE AGGREGATE AMOUNT AS SO CALCULATED; AND PROVIDED, FURTHER, THAT IF HPA IS THE LIABLE PARTY, EMERGENT SHALL THEREAFTER HAVE A RIGHT OF OFFSET WITH RESPECT TO ANY PAYMENT OBLIGATIONS OF EMERGENT TO HPA HEREUNDER AND THEREUNDER THAT BECOME DUE AND PAYABLE AFTER SUCH DATE, UNTIL SUCH TIME AS THE TOTAL AMOUNTS OFFSET BY EMERGENT EQUAL THE DIFFERENCE BETWEEN THE TOTAL LIABILITY AND SUCH LUMP SUM PAYMENT BY HPA; AND PROVIDED, FURTHER, THAT IF EMERGENT IS THE LIABLE PARTY, THEN THEREAFTER, AT SUCH TIMES AS EMERGENT SHALL MAKE PAYMENTS TO HPA THAT ARE OTHERWISE DUE AND PAYABLE HEREUNDER OR THEREUNDER, EMERGENT SHALL PAY TO HPA AN EQUAL AMOUNT AS ADDITIONAL DAMAGES, UNTIL SUCH TIME AS THE TOTAL AMOUNTS SO PAID TO HPA AS ADDITIONAL DAMAGES EQUAL THE DIFFERENCE BETWEEN THE TOTAL LIABILITY AND SUCH LUMP SUM PAYMENT BY EMERGENT.
     8.5 Insurance. Emergent shall use commercially reasonable efforts to obtain and maintain, with an insurance company of internationally recognized standing, such type and amounts of liability insurance, and HPA shall maintain such program of self-insurance, in each case covering the development of the Licensed Product(s), as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and Emergent shall upon request provide HPA with a copy of such policies of insurance, along with any amendments and revisions thereto; provided, however, that Emergent shall promptly notify HPA in writing if, after using commercially reasonable efforts, Emergent is unable to obtain such insurance or if, after obtaining such insurance, Emergent is unable to maintain such insurance; and provided, further, that Emergent shall not be required to seek such insurance coverage to the extent that the relevant liabilities are covered by a government indemnity in favor of Emergent or precluded by applicable law.
ARTICLE IX
Representations and Warranties
     9.1 Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:
          (a) Such Party (i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.
          (b) Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other Person.
          (c) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.
          (d) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.
     9.2 Additional Representations, Warranties and Covenants of Emergent. Emergent represents, warrants and covenants to HPA that Emergent is a corporation duly organized and in good standing under the laws of the State of Delaware, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

     9.3 Additional Representations, Warranties and Covenants of HPA. HPA represents, warrants and covenants to Emergent that:
          (a) HPA is a governmental entity duly organized, validly existing and in good standing under the laws of England, and has full governmental power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.
          (b) HPA has conducted any and all studies and other development work related to the Licensed Product(s), including any such work performed pursuant to the Master Services Agreement, in accordance with Applicable Law. HPA and its Affiliates have employed (and, with respect to the Development Activities, will employ) Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of such activities with respect to the Licensed Products. Neither HPA nor any of its Affiliates is aware of any fact or circumstance that could adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any filing, application or request for Regulatory Approval.
          (c) Neither HPA nor any of its Affiliates or Key Personnel have been debarred or are subject to debarment and neither HPA nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement or that have previously provided pursuant to the Master Services Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section. HPA agrees to inform Emergent in writing immediately if it or any Person who is performing services hereunder or the Master Services Agreement is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of HPA’s knowledge, is threatened, relating to the debarment or conviction of HPA or any Person performing services hereunder or under the Master Services Agreement.
          (d) HPA agrees not to, and agrees to cause its Affiliates not to, directly or indirectly, expressly or by implication, by action or omission or otherwise (i) assign, transfer, convey or otherwise encumber any right, title or interest in or to the Regulatory Documentation or Joint Technology, (ii) grant any license or other right, title or interest in or to the Regulatory Documentation or Joint Technology in any manner, or (iii) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to the Regulatory Documentation or Joint Technology, in each case ((i), (ii), and (iii)) that is inconsistent with the grants, assignments and other rights reserved to Emergent and its Affiliates under this Agreement and the BT License Agreement.
          (e) HPA shall cause each of its Affiliates and any other Person conducting Development Activities on behalf of HPA hereunder to assign to HPA rights to any and all Information and Inventions that relate to the Licensed Product(s), such that Emergent shall, by virtue of this Agreement and the BT License Agreement, receive from HPA, without payment of additional consideration beyond that required by this Agreement and the BT License Agreement, the licenses and other rights granted to Emergent and its Affiliates hereunder and under the BT License Agreement.

          (f) At the time of delivery of each Licensed Product to Emergent pursuant to Section 2.9.2: (i) such Licensed Product will have been Manufactured, held and shipped in accordance with any applicable Regulatory Approvals for such Licensed Product, any applicable Good Manufacturing Practices and all other Applicable Law; (ii) such Licensed Product will have been manufactured in accordance, and be in conformity with, the product specifications for such Licensed Product (as set forth in the Development Plan) and will conform with any certificate of analysis provided by HPA; and (iii) title to such Licensed Product will pass to Emergent free and clear of any security interest, lien or other encumbrance.
     9.4 Disclaimer of Warranties. EXCEPT FOR THOSE WARRANTIES SET FORTH IN THIS ARTICLE IX, AND SUBJECT TO SECTION 8.4(a), EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS AND TERMS, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING (A) ANY WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, (B) ANY WARRANTY WITH RESPECT TO THE VALIDITY OR ENFORCEABILITY OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY, AND (C) ANY WARRANTY THAT THE PERFORMANCE OF ITS RIGHTS OR OBLIGATIONS HEREUNDER WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON. SUBJECT TO SECTION 8.4(a), NO PARTY MAKES ANY REPRESENTATIONS HEREUNDER OTHER THAN THOSE SET FORTH EXPRESSLY HEREIN.
ARTICLE X
Intellectual Property Provisions
     10.1 Intellectual Property Ownership.
          10.1.1 Ownership of Emergent Technology and Regulatory Documentation. Subject to the license grant to HPA under Section 5.2(a), as between the Parties, Emergent shall own and retain all right, title and interest in and to the Emergent Technology. Subject to Applicable Law, as between the Parties, Emergent shall own all right, title and interest in and to the Regulatory Documentation (other than any Regulatory Documentation that HPA may develop at its expense solely in connection with the exercise of the Retained Rights).
          10.1.2 Ownership and Exploitation of Joint Inventions and Joint Technology. Subject to the license grants under Sections 5.1 and 5.2 and the BT License Agreement, Emergent and HPA shall each own an equal, undivided interest in the Joint Inventions and the Joint Technology. Each Party agrees to disclose to the other Party promptly in writing any and all Joint Inventions and Joint Technology that are conceived, discovered, developed, or otherwise made by or on behalf of such Party or its Affiliates or permitted subcontractors during the period beginning on the Effective Date and ending on the last day of the term of this Agreement, and to assign to such other Party (and to cause its Affiliates, employees and permitted subcontractors to assign to such other Party), without payment of additional consideration, an equal, undivided interest in such Joint Inventions or Joint Technology. The parties agree that (a) Emergent shall be free to Exploit any Joint Invention or Joint Technology in the Territory for any purpose, without an accounting to HPA, and (b) in addition to such rights as

HPA has under Section 5.3, HPA shall be free to Exploit any Joint Inventions or Joint Technology in the Territory outside the Field.
     10.2 Prosecution of Patents.
          10.2.1 Emergent Patents. Emergent shall have the sole right, at its sole cost and expense, to obtain, prosecute and maintain any Patents covering or claiming the Emergent Technology in the Territory.
          10.2.2 Joint Patents. Emergent shall have the sole right to prepare, file, prosecute and maintain the Joint Patents in the Territory. HPA shall, and shall cause its Affiliates, to assist and cooperate with Emergent in filing, prosecuting and maintaining the Joint Patents, at Emergent’s cost. Subject to the following sentence, Emergent shall bear the costs and expenses of the filing, prosecution and maintenance of the Joint Patents. If Emergent elects not (a) to pursue the filing, prosecution or maintenance of a Joint Patent in a country, or (b) to take any other action with respect to a Joint Patent in a country that is necessary or useful to establish or preserve rights thereto, then in each such case ((a) and (b)) Emergent shall so notify HPA promptly in writing and in good time to enable HPA to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Joint Patent in such country. Upon receipt of each such notice from Emergent, HPA shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such Joint Patent, at its expense in such country. If HPA elects to pursue such filing or registration, as the case may be, or continue such support, then HPA shall notify Emergent of such election and Emergent shall, and shall cause its Affiliates to, reasonably cooperate with HPA in this regard.
     10.3 Enforcement and Defense of Patents.
          10.3.1 Party Patents. Except as otherwise provided in this Article X or in the BT License Agreement, each Party shall have the sole right, at its own expense, but not the obligation to enforce its rights under any Patents against all infringers at its sole cost and expense, and shall be entitled to any amounts it may recover from the infringer, whether by settlement or judgment.
          10.3.2 Joint Patents. If either Party determines that any Joint Patent is being infringed by a Third Party’s activities and that such infringement could affect the exercise by Emergent of its rights and obligations under this Agreement, it shall notify the other Party in writing and provide it with any evidence of such infringement that is reasonably available. In the event that any Joint Patent is being infringed by a Third Party, Emergent shall have the sole and exclusive right, but not the obligation, to attempt to remove such infringement, including by filing an infringement suit or taking other similar action. HPA shall provide reasonable assistance to Emergent in the event that Emergent acts to enforce the Joint Patent with respect to such infringement, including by providing access to relevant documentation and other evidence, and joining the action to the extent necessary to allow Emergent to maintain the action. Emergent shall bear all costs and expenses with respect to any such enforcement, and shall be entitled to retain any amounts recovered, whether by settlement or judgment.

     10.4 Potential Infringement of Third Party Rights.
          10.4.1 Third Party Licenses. Each Party shall be responsible, in its sole discretion, (a) for determining whether to obtain any licenses from Third Parties in order to avoid infringing such Third Parties’ intellectual property rights in performing its obligations hereunder, (b) for obtaining such licenses, and (c) for bearing any costs incurred in connection with obtaining such licenses.
          10.4.2 Third Party Litigation. In the event that a Third Party commences litigation against a Party, its Affiliates or its sublicensees for infringement of such Third Party’s Patents or other intellectual property rights, such Party shall have the sole right to defend against such infringement suit. The other Party shall use all reasonable efforts to assist and cooperating with the defending Party in connection with the defense of such suit. Each Party shall bear its own costs and expenses with respect to the defense of any suit, including any judgments or settlement against it.
ARTICLE XI
Term and Termination
     11.1 Term and Expiration. This Agreement shall become effective as of the Effective Date and unless terminated earlier pursuant to Section 11.2, 11.3, 11.4, 11.5 or 11.7, the term of this Agreement shall continue in effect until the Development Activities are completed.
     11.2 Termination by Emergent without Cause. Notwithstanding anything contained herein to the contrary, Emergent shall have the right to terminate this Agreement at any time in its sole discretion by giving not less than two hundred and seventy (270) days’ written notice to HPA.
     11.3 Termination by HPA for Failure to Meet Minimum Commitment. In the event that Emergent fails to meet its Minimum Commitment obligation under Section 3.4, HPA shall have the right upon thirty (30) days’ written notice to Emergent to terminate this Agreement.
     11.4 Termination by Either Party for Material Breach. Material failure by HPA to comply with any of its material obligations contained herein, or material failure by Emergent to pay HPA amounts owed by Emergent to HPA hereunder, shall entitle the Party not in default to give to the Party in default notice specifying the nature of the default, requiring the defaulting Party to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. In the event that Emergent is the notifying Party, Emergent shall have the right, in addition to all other remedies available to it by law, in equity or pursuant to this Agreement, to suspend payment of any amounts that it would otherwise owe to HPA hereunder until such time as the material breach of HPA is cured (whereupon such suspended amounts shall be paid). If a noticed default is not cured within thirty (30) days (the “Cure Period”) after the receipt of such notice (or, if such default cannot be cured within such thirty (30)-day period, if the Party in default does not commence actions to cure such default within the Cure Period and thereafter diligently continue such actions), the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety; provided, however, that any right to terminate under this Section 11.4 shall be stayed in the event that, during any Cure Period, the Party alleged to have been in default shall have initiated dispute resolution in accordance with Section 12.7 with respect to the alleged default, which stay shall last so long as the initiating Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.
     11.5 Termination of the BT License Agreement. In the event that the BT License Agreement is terminated in its entirety for any reason, this Agreement shall automatically terminate as of the same date.
     11.6 Accrued Rights; Survival; Return of Information.
          11.6.1 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.
          11.6.2 Survival. Sections 2.7, 2.9.3, 3.2, 3.3, 8.1, 8.2, 8.3, 8.4, 11.8, 12.2, 12.3, 12.5, 12.6, 12.7, 12.8, 12.9, 12.14, 12.16, 12.17 and this Section 11.6, and Articles IV, VI, VII, and X shall survive the termination or expiration of this Agreement for any reason. Sections 5.1 and 5.4 shall survive (a) the expiration of this Agreement and (b) the termination of this Agreement pursuant to Section 11.4, or pursuant to Section 11.5 (if such termination resulted from the termination of the BT License Agreement by Emergent for breach by HPA). Sections 5.1 and 5.4 shall not survive the termination of this Agreement for any other reason.
          11.6.3 Return of Information. Within ninety (90) days after the termination or expiration of this Agreement, each Party shall deliver to the other Party any and all data, files, and records in its possession or under its control that constitute the Confidential Information of such other Party (or, in the case of HPA as the delivering Party, that constitute Emergent Information), to which such Party does not retain rights hereunder (except that such Party shall have the right to retain one copy of each of the foregoing solely for archival purposes).
     11.7 Termination upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

     11.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Emergent or HPA are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the United States Bankruptcy Code, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
ARTICLE XII
Miscellaneous
     12.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, the Parties shall meet and discuss in good faith how best to proceed.
     12.2 Export Control Regulations. The rights and obligations of the Parties under this Agreement shall be subject in all respects to United States laws and regulations and the analogous laws and regulations of England, as shall from time to time govern the license and delivery of technology and products between the United States and the United Kingdom, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Expert Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, Office of Export Licensing. Without in any way limiting the provisions of this Agreement, each Party agrees that, unless prior authorization is obtained from the Office of Export Licensing, it shall not export, re-export, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other party if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government.
     12.3 Assignment. Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, charge, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder, nor purport to do any of the same; provided, however, that Emergent may, without such consent, assign the benefit of this Agreement and its rights hereunder to an Affiliate, to the purchaser of all or substantially all of its assets, or to any Third Party pursuant to or in connection with any agreement and plan of merger, acquisition, reorganization, or other similar corporate transaction; and provided, further, that HPA may, without such consent, assign the benefit of this Agreement and its rights hereunder to an Affiliate, or to a Third Party in connection with the permitted assignment to such Third Party of HPA’s rights under the BT License Agreement. Any attempted assignment in violation of the preceding sentence shall be void and of no effect. All validly assigned rights of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by the permitted assigns of Emergent or HPA, as the case may be. No assignment validly made pursuant to this Section 12.3 shall relieve the assigning Party of any of its obligations under this Agreement, unless the other Party has given its prior consent thereto.
     12.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) the Parties agree to attempt to substitute for any such illegal, invalid or unenforceable provision a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.
     12.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (promptly confirmed by personal delivery or courier as provided herein) or sent by internationally-recognized overnight courier, addressed as follows:

if to HPA, to:	Health Protection Agency
Porton Down
Salisbury, Wiltshire SP4 0JG England
Attention: Dr. David Rhodes
Facsimile No.: +44-1980-61-22-41

with a copy to:	Legal Department
Health Protection Agency
Porton Down
Salisbury, Wiltshire SP4 0JG England
Facsimile No.: +44-1980-61-22-41

if to Emergent, to:	Emergent BioSolutions, Inc.
300 Professional Drive
Gaithersburg, Maryland 20879 USA
Attention: General Counsel
Facsimile No.: +1-301-590-1252

with a copy to:	Covington & Burling
One Front Street, 35th Floor
San Francisco, California 94111 USA
Attention: James C. Snipes, Esq.
Facsimile No.: +1-415-591-6091
          or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered on a Business Day, when transmitted if sent by facsimile (in accordance with this Section 12.5) on a Business Day, and on the third (3rd) Business Day after dispatch if sent by internationally-recognized courier. It is understood and agreed that this Section 12.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.
     12.6 Governing Law. This Agreement shall be governed by and construed in accordance with English law (without reference to the rules of conflict of laws thereof). Subject to Section 12.7, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of (i) the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) initiated by HPA and arising out of or relating to this Agreement, and (ii) the English courts located in London for any action, suit or proceeding (other than appeals therefrom) initiated by Emergent and arising out of or relating to this Agreement. The Parties agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts, respectively. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or the United States District Court for the Southern District of New York, or the English courts located in London, as the case may be, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereto further agrees that service of any process, summons, notice or document by internationally recognized courier to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
     12.7 Dispute Resolution.
          12.7.1 Negotiation. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement (or any document or instrument delivered in connection herewith) (each, a “Dispute”). In the event that the Parties are unable to, within ten (10) days, to reach a resolution, such Dispute shall be referred to the chief executive officers of Emergent and HPA, or their respective successors, who shall attempt in good faith to reach a resolution of the Dispute. If the foregoing procedures fail to achieve a mutually satisfactory resolution within ten (10) days, then either Party may, by written notice to the other Party, elect to have the matter settled by binding arbitration pursuant to Section 12.7.2.
          12.7.2 Arbitration. Any arbitration under this Agreement shall take place at a location to be agreed by the Parties; provided, however, that in the event that the Parties are unable to agree on a location for an arbitration under this Agreement within five (5) days of the demand therefor, such arbitration shall be held in New York, New York if HPA is the Party that first demanded such arbitration or in London, England if Emergent is the Party that first demanded such arbitration. Any arbitration under this Agreement shall be administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect (the “AAA Rules”). The Parties shall appoint an arbitrator by mutual agreement. If the Parties cannot agree on the appointment of an arbitrator within thirty (30) days of the demand for arbitration, an arbitrator shall be appointed in accordance with AAA Rules. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the Dispute submitted to such arbitration in accordance with this Agreement; provided, however, that the arbitrator shall not have the power to alter, amend or otherwise affect the terms or the provisions of this Agreement. Judgment upon any award rendered pursuant to this Section may be entered by any court having jurisdiction over the Parties other assets. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrator shall otherwise allocate such costs, expenses and fees between the Parties. The Parties agree that all arbitration awards shall be final and binding on the Parties and their Affiliates. The Parties hereby waive the right to contest the award in any court or other forum. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable English statute of limitations.
          12.7.3 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 12.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, either prior to or during any arbitration hereunder, if necessary to protect the interests of such Party. This Section 12.7.3 shall be specifically enforceable.
     12.8 Equitable Relief. HPA acknowledges and agrees that the restrictions set forth in Article VI of this Agreement are reasonable and necessary to protect the legitimate interests of Emergent and that Emergent would not have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation of any provision of Article VI will result in irreparable injury to Emergent. HPA also acknowledges and agrees that in the event of a violation or threatened violation of any provision of Article VI, Emergent shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to Emergent. Nothing in this Section 12.8 is intended, or should be construed, to limit Emergent’s right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.
     12.9 No Benefit to Third Parties. Article II confers a benefit on those Persons referred to in Section 2.11 (the “Emergent Beneficiaries”) and, subject to the remaining provisions of this Section 12.9, is intended to be enforceable by the Emergent Beneficiaries by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Act”). The Parties do not intend that any provisions of this Agreement, apart from those of Article II, should be enforceable by virtue of the Act by any person who is not a party to this Agreement. Notwithstanding the provisions of this Section 12.9, this Agreement may be rescinded or amended in any way and at any time by the Parties in accordance with its terms, without the consent of any of the Emergent Beneficiaries.
     12.10 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm the rights and remedies of the other Party under this Agreement.
     12.11 English Language. This Agreement shall be written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control. All notices and other disclosure required of the parties hereunder shall be in English.
     12.12 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.
     12.13 Independent Contractors. It is expressly agreed that HPA and Emergent shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither HPA nor Emergent shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
     12.14 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder, or the failure to exercise, or delay in exercising a right or remedy provided by this Agreement or by law, or the waiver of a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
     12.15 Counterparts. The Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     12.16 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and no rule of strict construction shall be applied against either Party.
     12.17 Entire Agreement; Modifications. This Agreement, together with the BT License Agreement, the rBOT Development Agreement, the rBOT License Agreement, and the Distribution Agreement, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge hereof shall be binding upon the parties unless in writing and duly executed by authorized representatives of both Parties.
[SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Emergent BioSolutions, Inc.		Health Protection Agency

By:	/s/ Fuad El-Hibri	By:	/s/ Pat Troop

	Fuad El-Hibri		Pat Troop

Title:	Chairman and CEO	Title:	CEO

Schedule 1.19
Development Plan
A framework for the proposed development plan to produce a botulinum tetravalent (A,B, C & E) vaccine is given below. The framework consists of a number of work packages the scope of which are provided as outlines. It is intended that each work programme will be presented as a detailed, fully-costed proposal for written approval by Emergent BioSolutions prior to commencement. Whilst an attempt has been made to cover all work packages currently envisaged, further work may arise during the development programme and may be agreed between HPA and Emergent at a later date.
Process/Analytical Development
[**]
Process Confirmation
[**]
GMP Manufacture
[**]

Schedule 2.3
Key Personnel
HPA operates a project management system and will nominate a project management team for this project. The lead will be taken by a General Project Manager who will provide the chief contact between HPA and Emergent BioSolutions. The following HPA staff have previous experience in the manufacture and testing of botulinum toxins and as such will provide form part of the project team or provide input into this project.
Confirmation of such key staff and their time allocation tot he various work packages will be provided as part of the detailed HPA proposals for agreement by Emergent prior to commencing work.
Process Development
[**]
GMP Manufacture
[**]
Project Management
[**]

Schedule 3.1
Development Budget
The following budget figures are provided for indicative purposes only and should not be regarded as firm or complete. Firm prices will be prepared for each work package requested under the development programme.
Process/Analytical Development
$[**]
Process confirmation
$[**]
GMP Manufacture/Stability Studies
$[**]